Exhibit 99

Sealed Air Corporation Park 80 East Saddle Brook, NJ 07663-5291

for release: September 15, 2005	Contact:	Eric D. Burrell
201-791-7600

SEALED AIR REVISES FULL YEAR EARNINGS GUIDANCE

SADDLE BROOK, N.J., Thursday, September 15, 2005 – Sealed Air Corporation (NYSE:SEE) announced today that it expects 2005 full year diluted earnings per common share to be in the range of $2.65 to $2.80 compared with its previously announced range of $2.80 to $2.90.  The Company expects that near term results will be affected by escalating petrochemical-based raw material and other energy-related costs as a result of the recent hurricane in the Gulf Coast.  The range has been revised and broadened due to uncertainty as to the after-effects of the hurricane.

Commenting on the Company’s revised outlook, William V. Hickey, President and Chief Executive Officer, stated:

“While we are not pleased with the short-term impact this surge in petrochemical and energy-related costs is having on our margins, we are encouraged by the continued sales growth globally in both our food packaging and protective packaging segments. Sales growth to date for the third quarter is tracking our first half performance.

“Throughout the year, we have taken steps to offset the impact of escalating costs through price increases, ongoing productivity improvement initiatives and tight control over operating expenses.  In addition, as we have previously discussed, the restructuring program that we implemented late last year and our recent supply chain initiatives are contributing to cost improvements in the second half of 2005. Going forward, we expect that the operational initiatives we have in place, combined with our global presence, broad product offering and high level of packaging expertise, will enable us to increase sales and profits in 2006.”

Sealed Air expects to report its third quarter 2005 results on Wednesday, October 26, 2005.

Business

Sealed Air is a leading global manufacturer of a wide range of food and protective packaging materials and systems including such widely recognized brands as Bubble Wrap® cushioning, Jiffy® protective mailers and Cryovac® food packaging products.  For more information about Sealed Air, please visit the Company’s web site at www.sealedair.com.

Forward-Looking Statements

Some of the statements made by the Company in this press release are forward-looking.  These statements include comments as to future events and trends affecting the Company’s business, which are based upon management’s current expectations and are necessarily subject to risks and uncertainties, many of which are outside the control of the Company.  Forward-looking statements can be identified by such words as “anticipates,” “estimates,” “expects,” “intends,” “plans,” “will” and similar expressions.  Actual results may differ materially from these expectations due to a number of factors, such as changes in raw material and energy costs, the effects of animal and food-related health issues, import restrictions, market conditions, the success of new products, restructuring charges, costs and success of information systems projects, and legal proceedings.  A more extensive list and description of these factors can be found under the heading “Forward-Looking Statements” in Management’s Discussion and Analysis of Results of Operations and Financial Condition, which appears in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q and in the Company’s other publicly-available filings with the Securities and Exchange Commission.